Exhibit (a)(5)(E)

news release

Encana Announces Preliminary Results of Substantial Issuer Bid

CALGARY, August 29, 2019 – Encana Corporation (NYSE, TSX: ECA) today announced the preliminary results of its substantial issuer bid (the “Offer”), which expired at 5:00 p.m. (Eastern time) on August 28, 2019.

Based on the preliminary count by AST Trust Company (Canada), the depositary for the Offer, a total of 127,043,382 common shares of Encana Corporation (“Shares”) were properly tendered and not properly withdrawn, including 1,573,848 Shares that were tendered through notice of guaranteed delivery. In accordance with the terms of the Offer, Encana has informed the depositary that it is taking up Shares properly tendered to the Offer at the time of expiry, subject to proration (as described below). Based on the preliminary count by the depositary for the Offer, Encana expects to take up and purchase for cancellation 47,333,333 Shares at a purchase price of US$4.50 per Share for an aggregate purchase price of approximately US$213 million. The Shares expected to be purchased under the Offer represent approximately 3.5% of the issued and outstanding Shares at the time that the Offer was commenced.

As the Offer was oversubscribed, shareholders who made auction tenders at a price of US$4.50 or less per Share and purchase price tenders are expected to have approximately 70.95% of their successfully tendered Shares purchased by Encana (other than “odd lot” holders, whose Shares will be purchased on a priority basis). Shareholders who made auction tenders at a price in excess of US$4.50 per Share should not expect to have any of their Shares purchased by Encana.

The number of Shares properly tendered and not properly withdrawn, the number of Shares expected to be purchased, the purchase price and the proration factor are all preliminary and subject to verification by the depositary as well as the proper delivery of all Shares tendered (including Shares tendered pursuant to guaranteed delivery procedures). The final number of Shares to be purchased, the final purchase price, and the estimated paid-up capital per Share and “specified amount” (each for purposes of the Income Tax Act (Canada)) will be announced following completion by the depositary of the verification process and the guaranteed delivery period. Promptly after such announcement, payment for the Shares accepted for purchase will be made in accordance with the terms of the Offer, and the depositary will return all other Shares tendered and not purchased.

BMO Nesbitt Burns Inc. and BMO Capital Markets Corp. acted as financial advisors and dealer managers for the Offer and AST Trust Company (Canada) acted as depositary. Any questions regarding the Offer may be directed to the dealer managers or the depositary.

This news release is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell Shares.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: number of Shares properly tendered and not properly withdrawn; number of Shares tendered through notice of guaranteed delivery; expected purchase price per Share and aggregate purchase price; number of Shares to be taken up and cancelled; pro ration factor; and timing for completion of the Offer. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: number of Shares properly tendered and not properly withdrawn prior to expiration of the Offer; and that Shares tendered through notice of guaranteed delivery will be delivered within the prescribed two trading day settlement period. Risks and uncertainties include: satisfaction of conditions associated with the Offer; changes in or interpretation of laws or regulations; and other risks and uncertainties as described in Encana’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available by contacting:

Investor contacts: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation